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                                                                EXHIBIT 2.1

                  AGREEMENT TO PURCHASE PARTNERSHIP INTERESTS


         AGREEMENT, made as of this 1st day of March, 1996, by and among Meridian Health, Inc., a Pennsylvania corporation ("Buyer"), Fairmount Associates, Inc., a Maryland corporation ("Fairmount") and MHC Holding Company, a Maryland corporation ("MHC") (Fairmount and MHC are hereinafter sometimes collectively referred to as "Sellers").

                                  BACKGROUND

         Fairmount and MHC own an aggregate of 50% of the issued and outstanding limited partnership interests in Polk Meridian Limited Partnership, a Maryland limited partnership ("POLK"). Fairmount owns a 1% general partnership interest and Fairmount and MHC together own an aggregate 69.7071% limited partnership interest in Meridian/Constellation Limited Partnership, a Maryland limited partnership ("MCLP"). MCLP owns a 99% limited partnership interest in each of the following Maryland limited partnerships: Meridian Valley View Limited Partnership, Meridian Edgewood Limited Partnership, Meridian Perring Limited Partnership and Meridian Valley Limited Partnership. All of the partnership interests owned by Fairmount and MHC in Polk are hereinafter sometimes referred to as the "Polk Interests." All of the partnership interests owned by Fairmount and MHC in MCLP are hereinafter sometime referred to as the "MCLP Interests." The Polk Interests and MCLP Interests are hereinafter sometimes referred to as the "Seller Partnership Interests." Buyer owns 49% of the issued and outstanding limited partnership interests of Polk and is an affiliate of Meridian Healthcare, Inc., a Pennsylvania corporation and a general and limited partner of MCLP that owns all of the general and limited partnership interests of MCLP not owned by Sellers. Sellers desire to sell the Seller Partnership Interests to Buyer and Buyer desires to purchase the Seller Partnership Interests on the terms stated in this Agreement.

         NOW, THEREFORE intending to be legally bound, and in consideration of the mutual agreements and covenants contained herein, the parties agree as follows:

         1. Certain Definitions. For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires, (1) the terms defined in this Section have the meanings assigned to them in this Section, wherever they appear in this Agreement (2) all accounting terms not otherwise defined herein have the meanings assigned under generally accepted accounting principles consistently applied and as in effect on the date hereof ("GAAP") and (3) all words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision.

            1.1 "Affiliate" means, with respect to a specified Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, the specified Person.


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            1.2 "Code" means the Internal Revenue Code of 1986, as amended.

            1.3 "Consent" means any consent, approval, order or authorization of, or any declaration, filing or registration with, or any application, notice or report to, or any waiver by, or any other action (whether similar or dissimilar to any of the foregoing) of, by or with, any Person, which is necessary in order to take a specified action or actions in a specified manner and/or to achieve a specified result or to avoid the occurrence of a default.

            1.4 "Contract" means any written or oral contract, agreement, instrument, order, commitment or binding arrangement, express or implied, of any nature whatsoever.

            1.5 "Documents" means and includes any document, agreement, instrument, certificate, notice, Consent, affidavit, correspondence (by letter, telegram, telex or otherwise), written statement, schedule or exhibit whatsoever.

            1.6 "Encumbrance" means any lien, security interest, pledge, mortgage, easement, leasehold, assessment, covenant, restriction, or any other encumbrance, claim, burden or charge of any kind or nature whatsoever.

            1.7 "Hazardous Substances" means any dangerous, toxic or hazardous pollutant, contaminant, waste, chemical, material or substance as defined in or governed by any federal, state or local Law, or other requirement of any governmental agency relating to such substances or otherwise relating to human health or safety or the environment, and also including, but not limited to, urea-formaldehyde, polychlorinated byphenyls, asbestos or asbestos-containing materials, nuclear or radioactive fuel or waste, radon, explosives, known and suspected carcinogens, petroleum, petroleum products, biomedical, biohazardous, infectious or other medical waste, or any other waste, material, substance, pollutant or contaminant that would subject the Sellers, the Buyer or the Partnerships to any claims, causes of action, costs damages, penalties, expenses, demands or liabilities, however defined, under any applicable Law.

            1.8 "Indebtedness" means all items which, in accordance with GAAP, would be included in determining total liabilities as shown on the liability side of a balance sheet as of the date Indebtedness is to be determined.

            1.9 "Judgment" means any order, writ, injunction, fine, citation, award, decree or any other judgment of any kind whatsoever of any foreign, federal, state or local court, governmental body, administrative agency, regulatory authority or arbitration tribunal.

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            1.10 "Law" means any provision of any law, statute, ordinance, order, constitution, charter, treaty, rule or regulation enacted, approved or adopted by any governmental, administrative or regulatory authority.

            1.11 "Liabilities" means any direct or indirect Indebtedness, liability, claim, loss, damage, Judgment, deficiency or obligation, known or unknown, fixed or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent or otherwise whether or not of a kind required by GAAP to be set forth on financial statements.

            1.12 "Losses" means any and all Liabilities, Proceedings, causes of action, costs and expenses including, without limitation, costs of investigation, actual interest costs, penalties and attorneys' fees.

            1.13 "Obligation" means any debt, Liability or obligation of any nature whatsoever, whether secured, unsecured, recourse, nonrecourse, liquidated, unliquidated, accrued, absolute, fixed, contingent, ascertained, unascertained, known, unknown or otherwise.

            1.14 "Person" means any individual, sole proprietorship, joint venture, partnership, corporation, limited liability company or partnership, association, joint-stock company, unincorporated organization, cooperative, trust, estate, government entity or authority (including any branch, subdivision or agency thereof), administrative or regulatory authority, or any other entity of any kind or nature whatsoever.

            1.15 "Proceeding" means any claim, suit, action, equitable action, litigation, investigation, arbitration, administrative hearing or any other judicial or administrative proceeding of any kind or nature whatsoever.

            1.16 "Taxes" include (1) any foreign, federal, state or local income, earnings, profits, franchise, capital stock, sales, use, occupancy, property, transfer, excise, unemployment compensation tax or other tax of any kind or nature whatsoever, (2) any foreign, federal, state or local corporate or other organizational fee, qualification fee, annual report fee, filing fee, occupation fee, assessment, sewer rent or other fee or charge of any kind or nature whatsoever, or (3) any deficiency, interest or penalty imposed with respect to any of the foregoing.

            1.17 "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

         2. Sale and Purchase of Seller Partnership Interests. On the Closing Date (as defined in Section 4), and subject to the other provisions of this Agreement, Sellers shall sell, assign and transfer to Buyer, and Buyer shall

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purchase from Sellers, all of Sellers' right, title and interest in and to the
Seller Partnership Interests.

         3. Purchase Price for Partnership Interests.

            3.1 In consideration of the sale, transfer, conveyance and delivery to Buyer of the Seller Partnership Interests, and in reliance upon the representations and warranties made herein by Sellers to Buyer, Buyer shall, in full payment thereof, pay to Sellers the following consideration (the "Purchase Price"):

                (1) Cash Payment On Closing Date. On the Closing Date, Buyer shall pay to Sellers by wire transfer of immediately available funds $8,940,000 plus an amount of interest on such amount calculated at the rate of 6% per annum from March 1, 1996 to the Closing Date.

                (2) Contingent Payment. Buyer shall pay to Sellers an amount (the "Contingent Payment") equal to the sum of (i) 50% multiplied by the amount by which the balance in all third party reimbursement accounts of Polk as of September 30, 1995 (as finally determined after considering changes to such accounts (if any) from September 30, 1995 to September 30, 1996) exceeds $1,063,912 and (ii) 70.7071% multiplied by the amount by which the balance in all third party reimbursement accounts of MCLP as of September 30, 1995 (as finally determined after considering changes to such accounts (if any) from September 30, 1995 to September 30, 1996) exceeds the negative amount of ($763,694). Notwithstanding anything to the contrary contained herein the amount, if any, payable pursuant to this Section 3.1(2) shall be reduced by
(i) 50% of the amount, if any, by which the balance in all third party reimbursement accounts of Polk as of September 30, 1995 (as finally determined after considering changes to such accounts (if any) from September 30, 1995 to September 30, 1996) is less than $1,063,912 and (ii) 70.7071% of the amount, if any, by which the balance in all third party reimbursement accounts of MCLP as of September 30, 1995 (as finally determined after considering changes to such accounts (if any) from September 30, 1995 to September 30, 1996) is less than the negative amount of ($763,694). The Contingent Payment, if any, shall be paid by wire transfer of immediately available funds on November 15, 1996.

                (3) Partnership Distributions. Buyer shall (i) cause Polk to distribute to Sellers 50% of the book earnings before taxes, depreciation and amortization of Polk from October 1, 1995 through February 29, 1996 and (ii) cause MCLP to distribute to Sellers 70.7071% of the book earnings before taxes, depreciation and amortization of MCLP from October 1, 1996 to February 29, 1996 less a credit in the amount of $468,723.02 which was previously distributed to Sellers with respect to MCLP for such period. The amount payable pursuant to this Section shall be determined by Buyer in consultation with Sellers and, together with interest on such amount calculated at the rate of 6% per annum from March 1, 1996 until paid by Buyer, shall be paid to Sellers by wire transfer of immediately available funds within 60 days after the

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Closing Date or, if Sellers dispute the amount determined by Buyers to be payable on such dates as such amount is finally determined by the Arbitrator (so hereinafter defined).

            3.2 If Sellers dispute the amount determined by Buyer to be payable pursuant to Section 3.1(2) or Section 3.1(3) Buyer shall be notified in writing within 10 business days after Sellers' receipt of Buyer's determination of such amount and such notice shall specify in reasonable detail the nature of the dispute. During the 30-day period following the receipt of such notice by Buyer, the Sellers and Buyer shall attempt to resolve such dispute. If at the end of the 30-day period, the Sellers and Buyer shall have failed to reach a written agreement with respect to such dispute, the matter shall be referred to KPMG Peat Marwick LLP (the "Arbitrator"), which shall act as an arbitrator and shall issue its report as to the amount payable pursuant to Section 3.1(2) or 3.1(3) within sixty (60) days after such dispute is referred to the Arbitrator. Each of the parties hereto shall bear all costs and expenses incurred by it in connection with such arbitration, except that the fees and expenses of the Arbitrator hereunder shall be borne equally by the Sellers and Buyer; provided, however,
(i) if the amounts determined payable by the Arbitrator is less than $50,000 more than the amount determined payable by the Buyer then such fees and expenses shall be paid by the Sellers; and (ii) if the amount determined payable by the Arbitrator is more than $50,000 more than the amount determined payable by the Buyer then such fees and expenses shall be paid by the Buyer. This provision for arbitration shall be specifically enforceable by the parties and the decision of the Arbitrator in accordance with the provisions hereof shall be final and binding and there shall be no right of appeal therefrom.

         4. Closing. Consummation of the transactions contemplated by this Agreement with respect to the purchase and sale of the Seller Partnership Interests (the "Closing") shall take place on the "Closing Date." The term "Closing Date" shall mean any date on or prior to March 15, 1996 on which the parties mutually agree in writing to consummate the transactions contemplated in this Agreement. The Closing shall take place at the offices of Blank, Rome, Comisky & McCauley, 12 Four Penn Center, Philadelphia, PA 19103, commencing at 10:00 a.m., on the Closing Date, or at such other time or place as the parties may agree in writing. Notwithstanding anything to the contrary set forth herein, Buyer may elect to consummate the Closing of the Polk Interests on a date which is later than the date on which the purchase of the MCLP Interests is consummated but not later than March 29, 1996 (the "Election"). The Election shall be effective upon Buyer giving notice in writing to Sellers that it has made the Election. If the Election is in effect, then upon consummation of the Closing with respect to the MCLP Interests and satisfaction of all conditions precedent to the consummation of the Closing with respect to the Polk Interests,
(i) Buyer shall deposit with Gallagher, Evelius & Jones ("Escrow Agent") $1,820,000, which amount represents the portion of the cash payable by Buyer to Sellers with respect to the Purchase Price pursuant to Section 3.1(1) which is allocable to the purchase of the Polk Interests and (ii) Buyer and Sellers shall

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execute and deliver to the Escrow Agent the documents required to be delivered pursuant to Sections 8.3 and 9.2. Upon making such deposit with the Escrow Agent, Buyer shall be deemed to have satisfied in full its obligations pursuant to Section 3.1(1). The funds deposited with the Escrow Agent shall be held and distributed in accordance with the terms of the Escrow Agreement (as hereinafter defined). If the Election is in effect, the term "Closing" or "Closing Date" shall be deemed to refer to two separate closings or closing dates, a first closing on the closing date for the consummation of the acquisition of the MCLP Interests and a second closing on the closing date for the consummation of the acquisition of the Polk Interests (which shall occur on or before March 29, 1996).

         5. Representations and Warranties. Knowing that Buyer relies thereon, Sellers represent, warrant and covenant to Buyer on the date hereof and on and as of the Closing Date as follows:

            5.1 Due Organization and Authority of Fairmount. Fairmount is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Fairmount has the full power and authority to own, lease and operate its assets, Properties and business, to carry on its business as and where such business is now conducted and, to enter into and perform this Agreement and to consummate the transactions contemplated hereby upon the terms and conditions herein provided. Schedule
5.1 sets forth all names under which and addresses at which Fairmount has done business at any time since January 1, 1991. Schedule 5.1 sets forth the names of all shareholders of Fairmount (the "Shareholders"). Fairmount is not a party to or bound by any agreement relating to the sale or other disposition of any portion of the Seller Partnership Interests owed by it.

            5.2 Due Organization and Authority of MHC. MHC is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. MHC has the full power and authority to own, lease and operate its assets, Properties and business, to carry on its business as and where such business is now conducted and, to enter into and perform this Agreement and to consummate the transactions contemplated hereby upon the terms and conditions herein provided. Schedule 5.2 sets forth all names under which and addresses at which MHC has done business at any time since January 1, 1991. MHC is not a party to or bound by any agreement relating to the sale or other disposition of any portion of the Seller Partnership Interests owed by it.

            5.3 Title to Seller Partnership Interests. Sellers owns outright and have good and marketable title to the Seller Partnership Interests free and clear of all Encumbrances. Upon consummation of the transactions contemplated in this Agreement, Buyer will have acquired the Seller Partnership Interests free and clear of all Encumbrances.

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            5.4 Partnership Interests. There are no outstanding
subscriptions, rights, options, warrants, calls, commitments or agreements to which any Seller is a party or by which any Seller is bound or may be bound which relate to sale of any ownership interest in Polk or MCLP.

            5.5 Authority to Execute and Perform Agreement. Sellers have the full legal right and power and all authority and approvals required to enter into, execute, deliver and perform this Agreement and their Obligations hereunder. The execution, delivery and performance of this Agreement (and all other agreements required to effect the transactions contemplated) and the consummation of the transactions contemplated herein have been duly authorized by all action required under Sellers' Certificates or Articles of Incorporation or Bylaws. This Agreement, and each other agreement to be executed by Sellers to effect the transactions, contemplated by this Agreement, is and will be the valid and legally binding obligation of Sellers enforceable in accordance with its terms, except as enforceability hereof may be limited by bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights or contractual obligations generally.

            5.6 No Breach. Except as set forth in Schedule 5.6, the consummation of the transactions herein contemplated including, without limitation, the execution, delivery and consummation of this Agreement and the documents required to effect the transactions herein contemplated, do not and will not (1) constitute a violation of or default under (either immediately or upon notice, lapse of time or both), conflict with or result in a breach of
(a) the Certificate or Articles of Incorporation of any Seller, (b) the terms of any Contract to which any Seller is a party, (c) any Judgment, or (d) any Laws; or (2) result in the creation or imposition of any Encumbrance on the Seller Partnership Interests or give to any Person any interest or right in the Seller Partnership Interests.

            5.7 Consents; Proceedings. Except as set forth in Schedule 5.7, no Consent is required in connection with the execution, delivery and performance by Sellers of this Agreement or the consummation by Sellers of the transactions contemplated hereby. There are no Proceedings existing, and Sellers have no knowledge of any such Proceedings pending or threatened against or affecting any of the Sellers which would prevent the consummation of the transactions contemplated herein.

            5.8 No Broker. No broker, finder, agent or similar intermediary has acted for or on behalf of Sellers in connection with this Agreement or the transactions contemplated hereby, and no broker, finder, agent or similar intermediary is entitled to any broker's fee, finder's fee, or similar fee or

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commission in connection therewith based on any agreement, arrangement or understanding with Sellers or any action taken by Sellers.

            5.9 Full Disclosure. All exhibits, schedules, notices and affidavits delivered by or on behalf of Sellers in connection with this Agreement and the transactions contemplated hereby are true and complete; all such exhibits, schedules, notices and affidavits are authentic. The information furnished by or on behalf of Sellers to Buyer in connection with this Agreement and the transactions contemplated hereby do not contain any untrue statement of material fact and do not fail to state any material fact necessary to make the statements made, in the context in which they are made, not false or misleading.

            5.10 Representations and Warranties on Closing Date. The representations and warranties contained in this Section 5 shall be true on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date.

         6. Representations and Warranties of Buyer and Genesis. Knowing that Sellers rely thereon, Buyer represents, warrants and covenants to Sellers on the date hereof and on the Closing Date as follows:

            6.1 Organization. Buyer is a corporation duly organized, validly existing and in6.1 good standing under the laws of Pennsylvania, the state of its incorporation. Buyer is qualified as a foreign corporation in good standing to transact business in each jurisdiction in which the nature of its business or location of its business, properties or employees requires such qualification, except where the failure to do so would not have any material adverse effect on Buyer's business, assets or financial condition and would not subject Buyer to any material penalty. Buyer has the full corporate power and authority to own its assets, conduct its business as and where such business is presently conducted, and, subject to the approval of its board of directors, enter into this Agreement.

            6.2 Effect of Agreement. Buyer's execution, delivery and performance of this Agreement, and the consummation by Buyer of the transactions contemplated hereby, (a) upon the approval hereof by the board of directors of Buyer will have been duly authorized by all necessary corporate action of Buyer, (b) do not constitute a violation of or default under Buyer's Articles of Incorporation or bylaws or any contract or agreement to which Buyer is a party or by which Buyer is bound, (c) do not constitute a violation of any Law or Judgment, applicable to Buyer, and (d) do not require the Consent of any Person. This Agreement constitutes the valid and legally binding agreement of Buyer, enforceable against Buyer in accordance with its terms.

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            6.3 Proceedings. There are no Proceedings existing, and Buyer has no knowledge of any such Proceedings pending or threatened, against or affecting Buyer, which would prevent the consummation of the transactions contemplated herein.

            6.4 No Broker. No broker, finder, agent or similar intermediary has acted for or on behalf of Buyer in connection with this Agreement or the transactions contemplated hereby, and no broker, finder, agent or similar intermediary is entitled to any broker's fee, finder's fee, or similar fee or commission in connection therewith based on any agreement, arrangement or understanding with Buyer or any action taken by Buyer.

            6.5 Full Disclosure. All exhibits, schedules, notices or affidavits delivered by or on behalf of Buyer in connection with this Agreement and the transactions contemplated hereby are true and complete; all such exhibits, schedules, notices or affidavits are authentic. The information furnished by or on behalf of Buyer to Sellers in connection with this Agreement and the transactions contemplated hereby do not contain any untrue statement of material fact and do not fail to state any material fact necessary to make the statements made, in the context in which they are made, not false or misleading.

            6.6 Representations and Warranties on Closing Date. The representations and warranties contained in this Section 6 shall be true on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date.

         7. Covenants and Agreements.  The parties agree and covenant as follows

            7.1 Continued Effectiveness of Representations and Warranties of Sellers. From the date hereof through the Closing Date, Sellers will conduct their affairs in such a manner so that the representations and warranties contained in Section 5 herein shall continue to be true and correct on and as of the Closing Date as if made on and as of the Closing Date, and Buyer shall promptly be given notice of any event, condition or circumstance known to Sellers and occurring from the date hereof through the Closing Date which would cause any of such representations and warranties to become untrue in any respect.

            7.2 No Shopping. Sellers shall not, directly or indirectly, through any director, officer, employee, agent or otherwise, solicit, initiate or encourage submission of proposals or offers from any Person relating, directly or indirectly, to any acquisition of any of the Seller Partnership Interests or participate in any negotiation regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to or seek, directly or indirectly, to acquire any of the Seller Partnership Interests. Sellers shall promptly notify Buyer if any such proposal or offer, or any inquiry or contact with any Person with respect thereto, is made.

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            7.3 Taxes and Tax Returns. Buyer and Sellers acknowledge and agree that the sale of Seller Partnership Interests, as set forth herein, will result in a termination of Polk and MCLP for federal income tax and certain state and local tax purposes. Buyer will cause to be filed all Tax Returns for all taxable periods which end on or prior to the Closing Date as a result of such termination. Prior to filing such Tax Returns, Buyer shall provide to Sellers an opportunity to review and comment upon such Tax Returns. The income and expenses of Polk and MCLP will be apportioned to the period up to and including the Effective Time (as hereinafter defined) and the period after the Effective Time by closing the books of Polk and MCLP as of the end of the Effective Time. Sellers and Buyer hereby agree that each party to this Agreement shall be liable for their respective allocable shares (as defined below) of any Taxes which may arise as a result of the transactions contemplated in this Agreement and which are either imposed upon Polk or MCLP, as the case may be, and/or allocated to the partners of such entities in their capacity as partners of either Polk or MCLP. For purposes of the immediately preceding sentence, a partner's allocable share of any Taxes shall be based on such partner's relative percentage partnership interests in Polk or MCLP, as the case may be, as determined immediately prior to the Closing Date.


            7.4 Allocation. The Purchase Price shall be allocated in accordance with Schedule 7.4 hereto. Sellers and Buyer shall file Internal Revenue Service Form 8594, if required, as jointly prepared, with respect to the assets of Polk and MCLP. Sellers and Buyer shall (with respect to any asset sold or acquired by such party pursuant to this Agreement) use the respective allocations set forth on Schedule 7.4 and on Form 8594 for all reporting purposes including, without limitation, all matters relating to federal, state and local income and franchise taxes. Sellers, if requested by Buyer, will consent to the filing of a Code Section 754 election by Polk or MCLP, and will timely execute any instrument required to effect such an election.

         8. Conditions Precedent to the Obligations of Buyer. Each and every obligation of Buyer to complete the Closing is subject to the satisfaction of the following conditions (any one or more of which may be waived in writing by Buyer):

            8.1 Agreements, Representations and Warranties. The agreements, representations and warranties of Sellers contained in this Agreement shall be true on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. Sellers shall have performed and complied with all covenants and agreements required by this Agreement to be performed or complied with by them on or prior to the Closing Date. Sellers shall have delivered to Buyer a Certificate dated as of the Closing Date and signed by

                                     -10-

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the Vice President and Controller of Fairmount and MHC, certifying that all representations and warranties of Sellers are true on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, that all conditions to Buyers obligations hereunder have been satisfied.

            8.2 Board Approval. The board of directors of Buyer shall have approved and authorized this Agreement and all the transactions contemplated thereby.

            8.3 Delivery of Documents. Sellers shall have executed and/or delivered to Buyer, on or before the Closing Date, the following, which shall be in form and substance acceptable to Buyer and Buyer's counsel:

                (1) Documents and instruments of transfer for the Seller Partnership Interests including, without limitation, Sellers withdrawal as partners of Polk and MHLC and any required amendments to the limited partnership certificates and agreements of Polk and MHLC;

                (2) A certificate, dated no earlier than thirty days prior to the Closing Date, that Sellers are in good standing in their states of organization;

                (3) A receipt acknowledging Buyer's payment to Sellers of the Purchase Price payable on the Closing Date;

                (4) Certificate of incumbency and specimen signatures of all signatory officers of Sellers;

                (5) A guarantee executed by each of the Shareholders, in substantially the form attached hereto as Exhibit A, which guarantees the prompt performance by Sellers of all their obligations under this Agreement, including, without limitation, the indemnification obligations set forth in
Section 12.

                (6) If the Election is in effect, an escrow agreement executed by Buyer, Sellers and the Escrow Agent, in substantially the form attached hereto as Exhibit B (the "Escrow Agreement").

                (7) All such further Documents and Contracts which may be requested by Buyer or its counsel, in order to more effectively transfer title to the Seller Partnership Interests, or to effectuate and carry out any provision of this Agreement and the transaction provided herein.

                (8) Copies of resolutions of the board of directors of Sellers authorizing the execution and delivery of this agreement, certified by officers of Sellers.

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            8.4 Proceedings. No Proceeding shall have been instituted or threatened to restrain or prevent the carrying out of the transactions contemplated hereby or to seek damages in connection with such transactions.

            8.5 Permits and Consents. Buyer shall have obtained any and all Permits and Consents from any Person required for the consummation of the Closing, all of which shall be in form and substance satisfactory to Buyer.

            8.6 Due Diligence. Buyer shall be satisfied with the results of its due diligence investigation.

         9. Conditions Precedent to the Obligations of Sellers. Each and every obligation of Sellers to complete the Closing is subject to the payment of the Purchase Price payable on the Closing Date and satisfaction of the following conditions (any one or more of which may be waived in writing by Sellers):

            9.1 Agreements, Representations and Warranties. The representations and warranties of Buyer contained in this Agreement shall be true on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. Buyer shall have performed and complied with all covenants and agreements required by this Agreement to be performed or complied with by it on or before the Closing Date. Buyer shall have delivered to Sellers a Certificate dated as of the Closing Date and signed by an officer of Buyer, certifying that all representations and warranties of Buyer are true on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date and that all conditions to Sellers obligations hereunder have been satisfied.

            9.2 Delivery of Documents. Buyer shall have executed and/or delivered to Sellers on or before the Closing Date the following, which shall be in form and substance acceptable to Sellers and Sellers' counsel:

                (1) A certificate, dated no earlier than thirty days prior to the Closing Date, that Buyer is a corporation in good standing in the state of incorporation;

                (2) Copies of resolutions of the appropriate authority of Buyer authorizing the execution and delivery of this Agreement, certified by an officer of Buyer;

                (3) A certificate of incumbency and specimen signatures of all signatory officers of Buyer, certified by an officer of Buyer;

                (4) If the Election is in effect, an escrow agreement executed by Buyer, Sellers and the Escrow Agent, in substantially the form attached hereto as Exhibit B (the "Escrow Agreement").

                 (5) All such further documents that may be requested by Sellers or their counsel, in order to effectuate and carry out any provision of this Agreement and the transaction provided herein.

             9.3 Proceedings. No Proceeding shall have been instituted or threatened to restrain or prevent the carrying out of the transactions contemplated hereby or to seek damages in connection with such transactions.

         10. Termination.  Anything herein to the contrary notwithstanding:

             10.1 The obligations of Buyer and Sellers under this Agreement may be terminated (i) by written mutual consent of Buyer and Sellers, or (ii) by Buyer pursuant to notice in writing delivered to Sellers prior to the Closing Date if Buyer is not reasonably satisfied with the results of its due diligence review.

             10.2 In the event this Agreement is terminated pursuant to this Section, written notice shall be given to the other party and this Agreement shall terminate and the transactions contemplated by this Agreement shall be abandoned. Upon such termination, no party shall have any further obligation to the other with respect to such obligations; provided however, nothing herein shall be a waiver of or prejudice the rights and remedies of any party arising from any default under or breach of the provisions of this Agreement.

         11. Interpretation and Survival of Representations and Warranties.
Each warranty, representation and covenant contained herein is independent of all other warranties, representations and covenants contained herein (whether or not covering identical or related subject matter) and must be independently and separately complied with and satisfied. All representations, warranties, covenants and agreements shall survive the execution and delivery hereof and the Closing for a period of one year, except, however, the representation and warranty contained in Section 5.3 shall survive indefinitely.

         12. Indemnification.

             12.1 Sellers' Obligation to Indemnify. From and after the Closing Date, Sellers shall indemnify and hold harmless Buyer (and its respective successors, assigns, directors and officers) from and against any and all Losses arising out of or caused by, directly or indirectly, any or all of the following:

                  (1) Any misrepresentation, breach or failure of any warranty, representation or certification made by Sellers in this Agreement or pursuant hereto;

                  (2) Any failure or refusal by Sellers to satisfy or perform any term or condition of this Agreement to be satisfied or performed by Sellers.

                  (3) Any failure by the Sellers to pay their allocable share of any Taxes referred to in Section 7.3 of this Agreement.

             12.2 Indemnification for Environmental Matters. From and after the Closing Date Sellers shall indemnify and hold harmless Buyer (and its respective successors, assigns, directors and officers) from and against any and all Losses imposed upon, suffered by or asserted against Buyer by reason of the presence, release or threat of release, between November 30, 1993 and the Closing Date, of any Hazardous Substances on, under, above or from the real property owned directly or indirectly by the Partnerships, (hereinafter "Environmental Contamination"), provided, however, that Sellers' duty of indemnification under this Section (a) shall not extend to Environmental Contamination which first arises after the Closing Date; and (b) shall be in proportion to their respective interests in Polk and MCLP.

             12.3 Notice to Indemnifying Party. If any party (the "Indemnitee") receives notice of any claim or the commencement of any Proceeding with respect to which any other party (or parties) is obligated to provide indemnification (the "Indemnifying Party") pursuant to Section 12.1, the Indemnitee shall promptly give the Indemnifying Party notice thereof. Such notice shall be a condition precedent to any Liability of the Indemnifying Party under the provisions for indemnification contained in this Agreement. Except as provided below, the Indemnifying Party may compromise, settle or defend, at such Indemnifying Party's own expense and by such Indemnifying Party's own counsel, any such matter involving the asserted Liability of the Indemnitee. In any event, the Indemnitee, the Indemnifying Party and the Indemnifying Party's counsel, as the case may be, shall cooperate in the compromise of, settlement or defense against, any such asserted Liability. The Indemnifying Party shall defend any asserted liability and the Indemnitee shall make available to the Indemnifying Party any books, records or other documents within its control that are necessary or appropriate for such defense.

             12.4 Limitations on Sellers' Obligations to Indemnify. Notwithstanding anything to the contrary contained herein, Sellers shall have no obligation to indemnify Buyer (i) unless Buyer's claims for Losses exceed in the aggregate $50,000, provided, however, with respect to claims relating to Taxes there shall be limitation on Sellers' obligation to indemnify Buyer; and (ii) with respect to matters relating to Taxes unless Buyer's claim for indemnification is made within seven years after the Closing Date and with respect to environmental matters unless Buyer's claim for indemnification is made within 18 months after the Closing Date.

         13. Expenses. Whether or not the transactions contemplated by this Agreement shall be consummated, each party shall pay its own expenses incident to preparing for, entering into and carrying into effect this Agreement and the transactions contemplated hereby.

         14. Further Assurances.

             14.1 At any time and from time to time after the Closing Date, at Buyer's request and without further consideration, Sellers will promptly execute and deliver all such further Documents or perform such acts as Buyer may reasonably request in order to more fully consummate the transactions contemplated herein and in order to more effectively vest, transfer, confirm, protect and defend the right, title and interest of Buyer in the Seller Partnership Interests and to assist Buyer in exercising its rights and privileges with respect thereto.

         15. Trade Secrets. Sellers, jointly and severally, will not, at any time after the date hereof, except with the express prior written consent of Buyer, directly or indirectly, disclose, communicate or divulge to any Person, or use for the benefit of any Person, any secret, confidential or proprietary knowledge or information with respect to the conduct or details of the business of Polk or MCLP including, but not limited to, customers, prospects, costs, designs, marketing methods and strategies, finances and suppliers.

         16. Miscellaneous.

             16.1 Publicity. The parties will treat this Agreement and the transaction contemplated by this Agreement with strict confidence and will consult with one another prior to issuing any press release, trade release or making any statement that could become public, unless otherwise required by Law.

             16.2 Notices. Any notice or other communication required or which may be given hereunder shall be in writing and either delivered personally to the addressee, telegraphed, telecopied or telexed to the addressee or mailed, certified or registered mail or express mail, postage prepaid, or sent by a nationally recognized courier service, service charges prepaid, and shall be deemed given when so delivered personally, telegraphed, telecopied or telexed, if by certified or registered mail, four days after the date of mailing or if express mailed or sent by a nationally recognized courier service, two days after the date of mailing, as follows:

           (1)           If to Buyer:

                         148 West State Street
                         Kennett Square, PA  19348
                         Attention: Chairman and Chief Executive Officer

                         With a required copy to:

                         Blank, Rome, Comisky & McCauley
                         Four Penn Center Plaza
                         Philadelphia, PA  19103
                         Attention:  Stephen E. Luongo, Esquire

           (2)           If to Sellers:

                         Fairmount Associates, Inc.
                         515 Fairmount Avenue, Suite 900
                         Towson, MD 21286
                         Attention:  Michael J. Batza, Jr.

                         With a required copy to:

                         Gallagher, Evelius & Jones
                         Park Charles, Suite 400
                         218 North Charles Street
                         Baltimore, MD 21201
                         Attention:  Thomas B. Lewis, Esquire

and to such other address or addresses as Buyer or Sellers, as the case may be, may designate to the other by notice as set forth above.

             16.3 Entire Agreement. This Agreement (including the Exhibits and Schedules hereto) contains the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior or contemporaneous agreements, written or oral, with respect thereto.

             16.4 Waivers and Amendments. This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by all the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege hereunder, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies which any party may otherwise have at law or in equity. The rights and remedies of any party arising out of or otherwise in respect of any inaccuracy in or breach of any representation, warranty, covenant or agreement contained in this Agreement shall in no way be limited by the fact that the act, omission, occurrence, or other state of facts upon which any claim of any such inaccuracy or breach is based may also be the subject matter of any other representation, warranty, covenant or agreement contained in this Agreement (or in any other agreement between the parties) as to which there is no inaccuracy or breach.

             16.5 Binding Agreement. All of the terms and provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by each of the parties hereto and their respective heirs, legal representatives, executors, successors and assigns.

             16.6 Assignment. This Agreement and the rights and obligations of the parties hereto shall not be assigned by any party to any one or more Persons, except Buyer may assign and/or delegate any or all of its rights and obligations hereunder to one or more Persons which are direct or indirect wholly-owned subsidiaries of Genesis Health Ventures, Inc. Nothing in this Agreement, unless otherwise expressly provided, is intended to confer upon any Person, other than the parties hereto and their successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

             16.7 Variations in Pronouns. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the identity of the person or persons may require.

             16.8 Severability. If any provision of this Agreement shall be determined by a court of competent jurisdiction to be invalid or unenforceable, such determination shall not affect the remaining provisions of this Agreement, all of which shall remain in full force and effect.

             16.9 Governing Law. This Agreement shall be governed and construed in accordance with the Laws of the Commonwealth of Pennsylvania applicable to agreements made, delivered and to be performed entirely within the Commonwealth of Pennsylvania.

             16.10 Consent to Jurisdiction and Service of Process. Any Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby shall be instituted in the Court of Common Please of Philadelphia County or, if jurisdiction for the matter exists solely in federal court, in the District Court of the Eastern District of Pennsylvania, and each party waives any objection which such party may now or hereafter have to the laying of the venue of any such Proceeding, and irrevocably submits to the jurisdiction of any such court in any such Proceeding. Any and all service of process and any other notice in any such Proceeding shall be effective against any party if given by registered or certified mail, return receipt requested, or by any other means of mail which requires a signed receipt, postage prepaid, mailed to such party as herein provided. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by law or to commence legal Proceedings or otherwise proceed against any other party in any jurisdiction other than Pennsylvania.

             16.11 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

             16.12 Exhibits and Schedules. The Exhibits and Schedules to this Agreement are a part of this Agreement as if set forth in full herein.

             16.13 Effective Time. Notwithstanding anything to the contrary contained herein, the effective time of the consummation of the transaction contemplated herein shall be deemed to have occurred as of 12:01 a.m. on March 1, 1996 (the "Effective Time").

             16.14 Option Regarding Structure. At any time prior to the Closing with respect to the Polk Interests, Buyer may elect to change the structure of the transaction from the purchase of partnership interests from Sellers (followed by the redemption by Polk of all its outstanding limited partnership interests and the subsequent liquidation of Polk and distribution of all its assets to Meridian Healthcare, Inc.) to the purchase of substantially all of the assets of Polk by Meridian Healthcare, Inc. or another wholly-owned subsidiary of Genesis Health Ventures, Inc. followed by a liquidation of Polk and distribution of its assets to its partners. So long as such change shall have no substantive negative economic effect to the Sellers, the execution of this Agreement by Sellers shall be deemed Sellers' consent as partners of Polk to such sale of assets. Any change in structure shall be accomplished by Buyer and Sellers in a manner which changes the rights and obligations of the parties hereto and the terms and conditions of this Agreement only to the extent necessary to accommodate changes which are necessary to reflect the change in structure.

             16.15 Headings. The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                               MERIDIAN HEALTH, INC.


                               By:_____________________________________________
                                  Name:
                                  Title


                               FAIRMOUNT ASSOCIATES, INC.


                               By:_____________________________________________
                                  Name:
                                  Title:


                               MHC HOLDING COMPANY


                               By:_____________________________________________
                                  Name:
                                  Title:

                                 SCHEDULE 5.1

                Names and Address of Fairmount and Shareholders


       1.       Fairmount Associates, Inc.
                515 Fairmount Avenue, Suite 900
                Towson, MD 21286

       2.       Michael J. Batza, Jr.
                Edward A. Burchell
                Earl L. Linehan
                Roger C. Lipitz
                Arnold I. Richman
                (All c/o Fairmount Associates, Inc. at above address)

                                 SCHEDULE 5.2

                          Names and Addresses of MHC


                  515 Fairmount Avenue, Suite 900
                  Towson, MD 21286

                                 SCHEDULE 5.6

                                   No Breach


                  (Except to the extent the contemplated transactions would cause a breach under financing documents which are intended to be paid off and terminated concurrently with Closing hereunder).

                                 SCHEDULE 5.7

                                   Consents


                  (Except to the extent the contemplated transactions would cause a consent to be required to be obtained pursuant to the financing documents which are intended to be paid off and terminated with Closing hereunder).

                                 SCHEDULE 7.4

                         Allocation of Purchase Price


                  Polk Interests            -        $1,820,000

                  MCLP Interests            -        $7,120,000